                                                                    Exhibit 2.2





                            ASSET PURCHASE AGREEMENT




                                     between



                              GEI ACQUISITION INC.


                                       and


                      HIGH VOLTAGE ENGINEERING CORPORATION








                           Dated as of March 25, 1998

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


                    ARTICLE I SALE AND PURCHASE OF THE ASSETS

1.1.  Assets..................................................                1
1.2.  Excluded Asset..........................................                3

                             ARTICLE II THE CLOSING

2.1.  Place and Date..........................................                4
2.2.  Purchase Price..........................................                4
2.3.  Allocation of Purchase Price............................                5
2.4.  Assumption of Liabilities...............................                5
2.5.  Excluded Liabilities....................................                5
2.6.  Consent of Third Parties................................                6
2.7.  The Purchase Price Adjustment...........................                7

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1.  Authorization, etc......................................                8
3.2.  No Conflicts, etc.......................................                8
3.3.  Corporate Status........................................                9
3.4.  Financial Statements....................................                9
3.5.  Undisclosed Liabilities, etc............................                9
3.6.  Absence of Changes......................................               10
3.7.  Tax Matters.............................................               12
3.8.  Assets; Operations of the Division......................               13
3.9.  Real Property; Personal Property........................               13
3.10. Contracts...............................................               14
3.11. Intellectual Property...................................               16
3.12. Insurance...............................................               18
3.13. Litigation..............................................               18
3.14. Compliance with Laws and Instruments; Consents;
      Governmental Contracts..................................               19
3.15. Environmental Matters...................................               20
3.16. Affiliate Transactions..................................               21
3.17. Employees, Labor Matters, etc...........................               21
3.18. Employee Benefit Plans and Related Matters; ERISA;
      Workers' Compensation...................................               22
3.19. Accounts Receivable.....................................               23

3.20. No Guaranties...........................................               23
3.21. Inventories.............................................               23
3.22. Customers; Sales Representatives........................               23
3.23. Suppliers; Raw Materials................................               24
3.24. Products................................................               24
3.25. Absence of Certain Business Practices...................               25
3.26. Territorial Restrictions................................               25
3.27. Brokers, Finders, etc...................................               25
3.28.  No Other Warranties....................................               26

               ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.  Representations and Warranties of the Buyer.............               26
4.2.  Corporate Status; Authorization, etc....................               26
4.3.  No Conflicts, etc.......................................               26
4.4.  Litigation..............................................               27
4.5.  Brokers, Finders, etc...................................               27

                          ARTICLE V COVENANTS OF SELLER

5.1.  Conduct of Business.....................................               27
5.2.  No Solicitation.........................................               28
5.3.  Access and Information..................................               28
5.4.  Financial Statements....................................               29
5.5.  Public Announcements....................................               29
5.6.  Further Actions.........................................               29
5.7.  Further Assurances......................................               30
5.8.  Liability for Transfer Taxes............................               30
5.9.  Certificates of Tax Authorities.........................               31
5.10. Use of Business Names and Marks.........................               31
5.11. Environmental Assessment................................               31
5.12. Novation Agreements.....................................               31
5.13. Bank Accounts...........................................               31
5.14. Insurance...............................................               31
5.15. Phsy-Chem Agreement.....................................               32
5.16  No Excluded Technology..................................               32

                          ARTICLE VI COVENANTS OF BUYER

6.1.  Public Announcements....................................               32
6.2.  Further Actions.........................................               33
6.3.  Further Assurances......................................               33
6.4.  Use of Business Names and Marks by the Buyer............               33

          ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

7.1.  HSR Act Notification....................................               34
7.2.  No Injunction, etc......................................               34

          ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

8.1.  Representations, Performance............................               35
8.2.  Consents................................................               35
8.3.  No Material Adverse Effect..............................               35
8.4.  Ancillary Agreements....................................               35
8.5.  Subsequent Monthly Financial Statements.................               35
8.6.  Opinion of Counsel......................................               36
8.7.  Corporate Proceedings...................................               36
8.8.  Transfer Documents......................................               36
8.9.  Environmental Assessment................................               36
8.10. Consents and Estoppels..................................               36
8.11. FIRPTA Certificate......................................               37
8.12. Releases and Reassignments..............................               37
8.13. Corporate Proceedings of Buyer..........................               37
8.14. Non-Transferred Contracts...............................               37
8.15. Suppliers...............................................               37
8.16. GSA Contract............................................               37

            ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

9.1.  Representations, Performance, etc.......................               38
9.2.  Assumption Agreement....................................               38
9.3.  Opinion of Counsel......................................               38
9.4.  HSR Approval............................................               38
9.5.  Ancillary Agreements....................................               38
9.6.  Environmental Assessment................................               38

                 ARTICLE X EMPLOYEES AND EMPLOYEE BENEFIT PLANS

10.1.  Employment of the Seller's Employees...................               39
10.2.  Welfare and Fringe Benefit Plans.......................               40
10.3.  Workers' Compensation..................................               40
10.4.  Employment Taxes.......................................               40

                             ARTICLE XI TERMINATION

11.1.  Termination............................................               41
11.2.  Effect of Termination..................................               42

                     ARTICLE XII DEFINITIONS, MISCELLANEOUS

12.1.  Definition of Certain Terms............................               42
12.2.  Indemnification........................................               47
12.3.  Survival of Representations and Warranties, etc........               51
12.4.  Expenses...............................................               51
12.5.  Severability...........................................               52
12.6.  Notices................................................               52
12.7.  Headings...............................................               53
12.8.  Entire Agreement.......................................               53
12.9.  Counterparts...........................................               53
12.10. Governing Law, etc....................................                53
12.11. Binding Effect........................................                53
12.12. Assignment............................................                54
12.13. No Third Party Beneficiaries..........................                54
12.14. Amendment; Waivers, etc...............................                54

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                                    SCHEDULES

Schedule 1.2(c)               Excluded Assets
Schedule 2.7(a)               Agreed Accounting Principles
Schedule 3.3(b)               Qualifications and Assumed Name Filings
Schedule 3.4(a)               Division Financial Statements
Schedule 3.5                  Undisclosed Liabilities
Schedule 3.6                  Absence of Changes
Schedule 3.7(a)               Taxes
Schedule 3.7(b)               Taxes
Schedule 3.7(c)               Taxes
Schedule 3.7(d)               Taxes
Schedule 3.7(e)               Taxes
Schedule 3.8(a)               Johnson Controls Inventory
Schedule 3.9(b)               Leases
Schedule 3.9(g)               Personal Property
Schedule 3.10(a)              Contracts
Schedule 3.10(b)              Enforceability and Consents of Contracts
Schedule 3.10(c)              Government Contracts
Schedule 3.11(a)              Owned Intellectual Property
Schedule 3.11(b)              Division Intellectual Property Not Owned
Schedule 3.11(c)              Licensing and Similar Arrangements
Schedule 3.11(d)              Infringement on Division Intellectual Property
Schedule 3.11(e)              Intellectual Property Litigation
Schedule 3.11(f)              Due Registration of Intellectual Property
Schedule 3.11(g)              Use of Name and Mark
Schedule 3.11(h)              Calendar Function
Schedule 3.12                 Insurance
Schedule 3.13                 Litigation
Schedule 3.14(a)              Compliance
Schedule 3.14(b)(i)           Consents
Schedule 3.14(b)(ii)          Governmental Permits
Schedule 3.15(b)              Environmental Permits
Schedule 3.16                 Affiliate Transactions
Schedule 3.17                 Employment and Labor Matters
Schedule 3.18(a)              Employee Benefit Plans
Schedule 3.18(d)              Division Employment Agreements
Schedule 3.21                 Inventories
Schedule 3.22(a)              Customers
Schedule 3.22(b)              Sales Representatives
Schedule 3.23                 Suppliers and Raw Materials
Schedule 3.24(a)              Warranties
Schedule 3.24(b)              Product Liability
Schedule 3.26                 Territorial Restrictions

Schedule 4.3                  Consents
Schedule 5.6(d)               Non-Transferred Contracts
Schedule 8.5                  Monthly Financial Statements
Schedule 10.1(a)              Bonus Payments

                                    EXHIBITS


EXHIBIT A                     Form of Assumption Agreement

EXHIBIT B                     Form of Seller Non-Competition Agreement

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of March 25, 1998, between GEI Acquisition Inc., a Delaware corporation (the "Buyer"),and High Voltage Engineering Corporation, a Massachusetts corporation (the "Seller").

                              W I T N E S S E T H:

         WHEREAS, the Seller is in the business of, among other things, designing, developing, assembling, manufacturing and selling relative humidity measurement instruments and sensors, as well as humidity calibration instruments in the United States through General Eastern Instruments, an unincorporated division of the Seller (the "Division"); and

         WHEREAS, the Buyer wishes to purchase or acquire from the Seller, and the Seller wishes to sell, assign and transfer to the Buyer, all of the assets and properties primarily relating to or used or held for use in connection with, or necessary for the conduct of the business and operations of the Division as currently conducted by the Seller , and the Buyer has agreed to assume the Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE I
                         SALE AND PURCHASE OF THE ASSETS

         1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 2.1), the Seller will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire from the Seller, all right, title and interest of the Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets (as defined in Section 1.2)) primarily relating to or used or held for use in connection with, or necessary for the conduct of the business and operations of the Division as currently conducted by the Seller as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation, all those items in the following categories that conform to the definition of the term "Assets":

         (a) all machinery, equipment, computer hardware and peripherals, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (as such term and any other term used herein without definition is defined in
Section 12.1));

         (b) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories"), including Inventories held at any location controlled by the Seller and Inventories previously purchased and in transit to the Seller at such locations;

         (c) all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit);

         (d) all rights (including, but not limited to, any and all Intellectual Property ights) in and to the products sold or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

         (e) all of the rights of the Seller under all Contracts, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such Contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Contracts;

         (f) all of the rights of the Seller under all Leases (including, but not limited to, credits and reimbursements for leasehold improvements pursuant to the Lease set forth on Schedule 3.9(b);

         (e) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

         (f) all notes and accounts receivable held by the Seller and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by the Seller;

         (g) all Intellectual Property and all rights thereunder or in respect thereof primarily relating to or used or held for use in connection with, necessary for the conduct of the business or operations of the Division as currently conducted by the Seller, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the "Division Intellectual Property");

         (h) all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the headquarters of the Seller or the offices of any of its Affiliates, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;

         (i) to the extent their transfer is permitted by law, all governmental approvals or consents, including all applications therefor;

         (h) all licenses, permits, approvals and qualifications relating to any real property issued to the Seller by any governmental authority or agency;

         (j) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to the business or operations of the Division or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

         (k) all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any Asset; and

         (l) all rights in favor of the Seller with respect to any employment, consulting, confidentiality, non-competition and retention agreements (the "Division Employment Agreements").

         Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations, liens and encumbrances excepting only Assumed Liabilities and Permitted Liens.

         1.2 Excluded Assets. The Seller will retain and not transfer, and the Buyer will not purchase or acquire, the following assets, notwithstanding use by the Division (collectively, the "Excluded Assets"):

           all insurance policies and the rights to claims thereunder of the Seller;

           all books and records pertaining to both the Seller and the Division (provided, that the Seller will furnish copies of portions of such books and records relating to the Division) and all books and records the Seller is required by law to retain;

           any Contracts of the Seller relating to the business or operations of the Division not expressly assumed by the Buyer as set forth on Schedule 1.2(c);

           the name and mark "High Voltage Engineering Corporation", (ii) the name and mark "High Voltage Engineering", in whole or in part and (iii) any name or mark derived from or including any of the foregoing;

           all cash and cash equivalents; and

           all personnel files of any employee of the Seller employed in the business or operations of the Division who is not a Transferred Employee.


                                   ARTICLE II
                                   THE CLOSING

         2.1 Place and Date. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 10:00 A.M. local time on April 6, 1998 at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110-1726. In the event that the conditions set forth in Sections 7.1, 8.2 and
8.10 have not been satisfied as of such date, the Closing shall take place within two business days after the date on which such conditions have been satisfied or waived by the relevant party, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date".

         2.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees (a) to pay or cause to be paid to the Seller an aggregate amount equal to the sum of (i) $18,000,000 (the "Initial Purchase Price"), plus (ii) $3,000,000 (the "Seller Non- Compete Consideration") in consideration of the Seller Non- Competition Agreement (as defined in Section 8.4) and (b) to assume the Assumed Liabilities as provided in Section 2.4. The following portions of the Initial Purchase Price and the Seller Non-Compete Consideration shall be payable, as follows:

         (a) At the Closing, $20,150,000 will be wire transferred to such bank account or accounts as specified in written instructions of the Seller, given to the Buyer at least five days prior to the Closing; and

         (b) At the Closing, $600,000 shall be deposited by the Buyer in escrow for the satisfaction of the Seller's obligations under Section 12.2 and $250,000 (the "Purchase Price Escrow Deposit") shall be deposited by the Buyer in escrow for satisfaction of the Seller's obligations under Section 2.7, in each case pursuant to the Escrow Agreement (the "Escrow Agreement"), in substance and form reasonably satisfactory to the Buyer and the Seller.

         2.3 Allocation of Purchase Price. The parties agree to allocate the aggregate of the Initial Purchase Price (as adjusted pursuant to Section 2.7) and the Assumed Liabilities (as defined in Section 2.4) among the Assets, in accordance with an allocation schedule to be agreed to by the Buyer and the Seller no later than the earlier of (i) 30 days after the determination of the Final Net Worth pursuant to Section 2.7 or (ii) 30 days before the date by which either the Buyer or the Seller is required to file a Tax Return which includes the purchase and sale contemplated hereby. Such allocation schedule shall be prepared in accordance with section 1060 of the Code. In connection with the determination of such allocation schedule, the parties shall cooperate with each other and provide such information as either of them shall reasonably request. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedules.

         2.4. Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing the Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities relating to the Assets, to the extent such liabilities exist at or arise on or after the Closing Date (collectively, the "Assumed Liabilities"):

         (i) trade accounts payable and accrued expenses reflected on the Closing Balance Sheet incurred in the ordinary course of business consistent with past practices, outstanding as of the Closing Date;

         (ii) all capital leases and operating leases set forth on Schedules 3.9(b) and 3.10(a), but not including any obligation or liability for any breach thereof occurring prior to or on the Closing Date;

         (iii) any and all liabilities, obligations and commitments arising out of the agreements, contracts and commitments set forth on the Schedule 3.10(a), but not including any obligation or liability for any breach thereof occurring prior to or on the Closing Date unless any such breach occurring on the Closing Date is solely attributable to any action of the Buyer and is in no way attributable to any action of the Seller; and

         (iv) liabilities in respect of Transferred Employees to the extent specifically assumed by the Buyer pursuant to Article X.

         Notwithstanding the foregoing, the Assumed Liabilities shall not include any liability (x) with respect to Taxes or (y) accrued pursuant to Item 1 of Schedule 2.7(a), whether or not any such liability is reflected on the Closing Balance Sheet.

         (b) At the Closing, the Buyer shall assume the Assumed Liabilities relating to the business and operations of the Division by executing and delivering to the Seller an Assumption Agreement, substantially in the form attached hereto as Exhibit A (the "Assumption Agreement").

         2.5 Excluded Liabilities. Notwithstanding the provisions of Section 2.4 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any liabilities, obligations or commitments of the Seller of any nature whatsoever, whether known or unknown, contingent or otherwise, other than the Assumed Liabilities, including, but not limited to, any such liabilities, obligations or commitments to any Affiliates of the Seller or any other third party (the "Excluded Liabilities").

         2.6 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof; and any transfer or assignment to the Buyer by the Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, the Seller shall continue to use all reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by the Seller, as agent, if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. The Seller shall pay and discharge, and shall indemnify and hold the Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval after the Closing Da te. Nothing in this Section 2.6 shall be deemed a waiver by the Buyer of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 2.6 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

         2.7 The Purchase Price Adjustment. As soon as practicable (but in no event later than 60 days) following the Closing Date, the Buyer shall prepare and deliver to the Seller a balance sheet for the Division as of the Closing Date (the "Closing Balance Sheet"), which shall (i) reflect Sections 1.1, 1.2,
2.4 and 2.5 and (ii) be prepared, except as set forth in Schedule 2.7(a), consistently with (x) the Division Balance Sheet to the extent such Division Balance Sheet has been prepared in accordance with GAAP and (y) GAAP to the extent such Division Balance Sheet has not been prepared in accordance with GAAP.

         (b) Following the Closing Date, upon reasonable notice and during normal business hours, the Seller shall afford the Buyer and its Affiliates and their respective employees and advisors access to all books and records relating to the Division and make available the assistance of any employees of the Seller related to the Division, in each case as is necessary to enable the Buyer to prepare the Closing Balance Sheet.

         (c) The Seller shall have a period of 30 days to review the Closing Balance Sheet following delivery thereof by the Buyer. During such period, the Buyer shall afford the Seller and its Affiliates and their respective employees and advisors access to any of its books, records and work papers relating exclusively to the Closing Balance Sheet. The Closing Balance Sheet will become final and binding upon the parties on the 31st day following delivery thereof, unless the Seller delivers a written notice (the "Seller's Notice") to the Buyer prior to such date which specifies in reasonable detail the amount by which and the reasons why it thinks particular line items in the Closing Balance Sheet either contain mathematical errors or were not prepared in accordance with the methodology specified in Section 2.7(a). The Seller's Notice may not specify any other basis for disagreement with the Closing Balance Sheet other than as set forth in the preceding sentence.

         (d) If the Seller delivers a Seller's Notice in accordance with Section 2.7(c), then the parties shall, during the 30-day period beginning on the Buyer's receipt of the Seller's Notice, seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Seller's Notice. If the Seller and the Buyer are unable to resolve all of the Seller's objections within such 30-day period, then such unresolved objections shall be submitted to the New York office of Ernst & Young LLP (the "Third Party Accountants") for review and final and binding resolution of any and all matters which remain in dispute and which were properly included in the Seller's Notice. The Seller and the Buyer shall use reasonable efforts to cause the Third Party Accountants to render a decision resolving the matters in dispute within 30 days following the final submission of such matter to the Third Party Accountants for decision following such briefing and other procedures as the Third Party Accountants shall establish. The Seller and the Buyer agree that judgment may be entered upon the determination of the Third Party Accountants in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Third Party Accountants (i) shall be borne by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Seller (as finally determined by the Third Party Accountants) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller (as finally determined by the Third Party Accountants) bears to the aggregate dollar amount of such items so submitted.

         (e) Within 10 days after (x) the Closing Balance Sheet becomes final pursuant to Section 2.7(c) or (y) the parties reach agreement pursuant to
Section 2.7(d) or (z) the Third Party Accountants render their decision pursuant to Section 2.7(d), a final adjustment to the Purchase Price will be made as follows and the Buyer and the Seller shall deliver joint instructions to the Escrow Agent (as defined in the Purchase Price Escrow Agreement) for the disposition of the Purchase Price Escrow Amount in accordance therewith:

                  (i) If the net worth of the Division as finally determined (the "Final Net Worth") is less than $2,652,000, then the Initial Purchase Price shall be decreased by the difference between $2,652,000 and the Final Net Worth and the Buyer shall be entitled to receive such difference (the "Buyer Adjustment"). The Buyer shall receive from the Escrow Account, in accordance with the Escrow Agreement, an amount equal to the Buyer Adjustment. If the Purchase Price Escrow Deposit is insufficient to pay the entire Buyer Adjustment, the Seller shall promptly pay to the Buyer, in cash, an amount equal to the difference between the Buyer Adjustment and the Purchase Price Escrow Deposit.

                  (ii) If the Final Net Worth exceeds $2,652,000, then the Purchase Price shall be increased by such excess and the Buyer shall promptly pay such excess to the Seller in cash and the Purchase Price Escrow Deposit shall be returned to the Seller in accordance with the Escrow Agreement, provided that notwithstanding the foregoing or anything to the contrary in this Agreement the amount of such excess payable by the Buyer pursuant to this subsection (ii) shall in no event be more than $1,000,000.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         The Seller represents and warrants to the Buyer as follows, as of the date hereof and as of the Closing Date:

         3.1 Authorization, etc. The Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of the Seller's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Seller. The Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms.

         3.2 No Conflicts, etc. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of the Seller under, (a) any law applicable to the Seller or its properties or assets,
(b) any provision of any of the Organizational Documents of the Seller or (c) any Contract to which the Seller is a party or by which any of its properties or assets may be bound, except, in the case of this clause (c), for violations and defaults that, individually and in the aggregate, will not have or result in a Material Adverse Effect.

         3.3 Corporate Status. (a) Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts, and has full corporate power and authority to conduct the business of the Division and to own or lease and to operate the Assets as and in the places where the business of the Division is conducted and such Assets are owned, leased or operated.

         (b) Qualification; Assumed Name Filings. The Seller is duly qualified or licensed to do business and is in good standing and, by the Closing Date will have made, assumed name filings in each of the jurisdictions specified in
Schedule 3.3(b), which are the only jurisdictions where the nature of its activities conducted in connection with the business or operations of the Division or the character of the properties owned, based or operated by it in connection with the business or operations of the Division require such qualification or licensing and filing.

         (c) Organizational Documents. The Seller has delivered to the Buyer complete and correct copies of the Organizational Documents of the Seller, as amended, modified or waived through and in effect on the date hereof. Each of the Organizational Documents of the Seller is in full force and effect.

         3.4 Financial Statements. Schedule 3.4(a) sets forth complete and correct copies of the Division Financial Statements. The Division Financial Statements are complete and correct in all respects, have been (i) derived from the accounting books and records of the Division, (ii) prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in the Division Financial Statements subject only to normal recurring year-end adjustments, (iii) otherwise prepared in a manner consistent with the Audited Financial Statements and (iv) included in the Audited Financial Statements without material adjustments thereto.

         (b) The Division Balance Sheet presents fairly the financial position of the Division as at the date thereof, and the statement of income included in such Division Financial Statements presents fairly the results of operations of the Division for the period indicated.

         3.5 Undisclosed Liabilities, etc. The Seller has no liabilities or obligations absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or related to the business or operations of the Division except (a) as set forth in Schedule 3.5, (b) as and to the extent disclosed or reserved against in the Division Balance Sheet or specifically disclosed in the notes thereto and (c) for liabilities and obligations that (i) are incurred after the date of the Division Balance Sheet in the ordinary course of business and are not prohibited by this Agreement and (ii) individually and in the aggregate, will not be material to the business or operations of the Division or have or result in a Material Adverse Effect.

         3.6 Absence of Changes. Since the date of the Division Balance Sheet, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, will have orresult in a Material Adverse Effect, the Seller has conducted the business and operations of the Division only in the ordinary course and has not, on behalf of, in connection with or relating to the business or operations of the Division or the Assets:

                  (a) mortgaged, pledged or otherwise subjected to any Lien, any Real Property or other properties or assets, tangible or intangible, except for Permitted Liens in the ordinary course of business;

                  (b) forgiven, cancelled, compromised, waived or released any debts, claims or rights, except for debts, claims and rights against Persons, forgiven, cancelled, compromised, waived or released in the ordinary course of business;

                  (c) discharged or satisfied any Lien, other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Division Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business;

                  (d) except as set forth in Schedule 3.6(d), modified any existing Contract or entered into (x) any agreement, commitment or other transaction, other than agreements entered into in the ordinary course of business and involving an expenditure of less than $100,000 in each case, or (y) any agreement or commitment that, pursuant to its terms, is not cancelable without penalty on less than 30 days' notice;

                  (e) received any notice of termination of any existing Contract, lease or other agreement which, in any case or in the aggregate, will have or result in a Material Adverse Effect;

                  (f) except as set forth in Schedule 3.6(f), paid any bonus to any officer, employee, sales representative, agent or consultant, or granted to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form;

                  (g) entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

                  (h) except as set forth in Schedule 3.6(h), suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or any change in relations with or any loss of a supplier, customer or employee, that, individually or in the aggregate, will have or result in a Material Adverse Effect;

                  (i)  amended any of its Organizational Documents;

                  (j) changed in any respect its accounting practices, policies or principles;

                  (k) made any capital expenditures or capital additions or betterments in excess of $50,000 individually, or $150,000 in the aggregate;

                  (l) except as set forth in Schedule 3.6(l), incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $20,000 at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person);

                  (m) transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, Intellectual Property or modified any existing rights with respect thereto;

                  (n) sold, transferred, leased to others or otherwise disposed of any of the Assets with a value in excess of $25,000 in each case or $100,000 in the aggregate, other than inventory in the ordinary course of business;

                  (o) instituted, settled or agreed to settle any Litigation, before any court or governmental body relating to the Division or the Assets;

                  (p) failed to replenish the Division's inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry;

                  (o) suffered any change, event or condition which, in any case or in the aggregate, will have or result in a Material Adverse Effect, including, without limitation, any change in the Division's revenues, costs, backlog or relations with its employees, agents, customers or suppliers;

                  (p) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated thereby;

                  (s) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment; or

                  (t) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

         3.7. TAX MATTERS. Except as set forth on Schedule 3.7(a), (i) all Tax Returns relating to the Seller or the business or operations of the Division or the Assets that were required to be filed on or before the Closing Date have been duly and timely filed and are correct and complete in all material respects, (ii) all Taxes shown as owing on such Tax Returns have been paid and
(iii) the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

         (b) Except as set forth on Schedule 3.7(b), (i) all Taxes that are or may become payable by the Seller or chargeable as a Lien upon the Assets as of the Closing Date have been, or will as of the Closing Date be, duly and timely paid and (ii) the Seller has duly and timely withheld all Taxes required to be withheld in connection with the business or operations of the Division or the Assets, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose.

         (c) Except as set forth on Schedule 3.7(c), there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of the Seller asserted, raised or threatened by any taxing authority and, to the knowledge of the Seller and its Affiliates, no circumstances exist to form the basis for such a claim or issue.

         (d) Schedule 3.7(d) lists all Income Tax Returns that have been filed with respect to the Seller for taxable periods ended on or after January 1, 1990, and that have not yet been audited or are currently the subject of audit.

         (e) Except as set forth on Schedule 3.7(e), the Seller has not (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

         3.8 ASSETS; OPERATIONS OF THE DIVISION. ASSETS. The Assets, taken as a whole, constitute all of the properties and assets primarily relating to or used or held for use in connection with, necessary for the conduct of or otherwise material to, the Division during the past twelve months (except (i) inventories sold, (ii) cash disposed of, (iii) accounts receivable collected, (iv) prepaid expenses realized, (v) contracts fully performed, (vi) properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, (vii) employees not hired by the Buyer, and (viii) the Excluded Assets). The Assets comprise all assets the use of which is necessary for the continued conduct of the Division by the Buyer as currently conducted by the Seller. Except for Excluded Assets, there are no assets or properties used in the business or operations of the Division and owned by any Person (other than the Seller) other than assets or properties leased or licensed under agreements which shall be assigned to the Buyer in accordance with Section 8.8. The Seller owns, or otherwise has sufficient and legally enforceable rights to use the Assets. The Seller has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all Assets that are material to the business or operations of the Division, including, but not limited to, all such Assets reflected in the Division Balance Sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Lien, except Permitted Liens. The Seller has maintained all tangible Assets that are material to such business or operations in good repair, working order and operating condition subject only to ordinary wear and tear and maintenance expenditures consistent with prior practice, provided that no representation is made with respect to the condition of the equipment recently assigned to the Division by Johnson Controls, Inc. set forth on Schedule 3.8(a).

         (b) OPERATION OF THE DIVISION. The Seller has conducted the business and operations of the Division only through the Division and not through any other divisions or any direct or indirect subsidiary or affiliate of the Seller. No part of the business or operations of the Division is operated by the Seller through any entity other than the Seller.

         3.9 REAL PROPERTY; PERSONAL PROPERTY. OWNED REAL PROPERTY. There is no real property owned by the Seller or any of its Affiliates primarily relating to or used or held for use in connection with, necessary for the conduct of the business or operations of the Division as currently conducted.

         (b) LEASES. Schedule 3.9(b) contains a complete and correct list of all Leases setting forth the address, landlord and tenant for each Lease. The Seller has delivered to the Buyer correct and complete copies of the Leases. Each Lease is legal, valid, binding, in full force and effect and enforceable against the Seller, and to the knowledge of the Seller, against the landlord, party thereto, except to the extent that any failure to be so enforceable, individually and in the aggregate, will not have or result in a Material Adverse Effect. The Seller is not, and, to the knowledge of the Seller, no other party is, in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease, except as would not have a Material Adverse Effect. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. The Seller has good and valid title to the leasehold estate under its respective Leases free and clear of any Liens other than Permitted Liens. The Seller enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property.

         (c) LEASEHOLD INTERESTS, ETC. The Leased Real Property constitutes all the leasehold interests in real property held by the Seller in connection with the business or operation of the Division, except for any such leasehold interest acquired or disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement, and constitutes all of the leasehold interests in real property relating to, used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Division.

         (d) NO PROCEEDINGS. There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Seller, threatened affecting any portion of the Leased Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

         (e) CURRENT USE. The use and operation of the Leased Real Property by the Seller does not violate in any material respect any instrument of record or agreement affecting the Leased Real Property. There is no violation of any covenant, condition, restriction, easement or agreement or order of any governmental authority or agency that affects the Leased Real Property or the use or occupancy thereof. No material damage or destruction has occurred with respect to any of the Leased Real Property that, individually or in the aggregate, will have or result in a Material Adverse Effect.

         (f) REAL PROPERTY TAXES. Each parcel included in the Leased Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

         (g) PERSONAL PROPERTY. Schedule 3.9(g) contains a complete and correct list of all personal property. The Seller has good, valid and marketable title to the personal property, free and clear of all Liens, other than Permitted Liens.

         3.10 CONTRACTS. DISCLOSURE. Schedule 3.10(a) contains a complete and correct list, as of the date hereof, of all Contracts, including those Contracts in respect of advances by customers of the Division, but excluding (i) Contracts (other than employment contracts) entered into in the ordinary course involving aggregate payment obligations of less than $10,000 over the term of each such Contract and (ii) sales and purchase orders for goods or services issued in the ordinary course in each case involving aggregate payment obligations of less than $50,000. The Seller has delivered to the Buyer complete and correct copies of all written Contracts together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in
Schedule 3.10(a). None of (x) the International Representative and Distributorship Agreements with each of Elcowa S.A., Able, J.W. Industrial Inst. Ply Ltd, Quiminel, Instrunova ATS, Electroa-Sievert, Aries Ingenieria Y Sistemas, S.A., Dycor Industrial Research, Willer Engineering, Shinyei Corporation of America, F.P. Israel Sales & Service Ltd., Segatec SDN.BHD., and Measuretronics Ltd. or (y) the Representative Agreements identified on Schedule 3.10(a) as U.S. representative agreements contain any terms and conditions that are materially different from those contained in the form of representative agreement set forth in Schedule 3.10(a).

         (b) ENFORCEABILITY. (i) All Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, will not have or result in a Material Adverse Effect. Except as set forth in
Schedule 3.10(b), there does not exist under any Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of the Seller or, to the knowledge of the Seller, any other Person. Except as set forth in Schedule 3.10(b), no consent by any third party is required under any Contract as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

         (ii) The Seller has no outstanding powers of attorney relating to the Division, except powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

         (c) GOVERNMENT CONTRACTS. Schedule 3.10(c) sets forth all Contracts with any governmental authority or agency and the Seller has furnished correct and complete copies of all such Contracts and all modifications, amendments and waivers thereto to the Buyer (including correct and complete written descriptions of all oral government contracts and any oral modifications, waivers, amendments and supplements to any of them). The Seller has not received notice of any material default under or notice of any material violation of the terms of any Contract with any governmental authority or agency relating to the Division, either directly or as a subcontractor, consultant or otherwise. The Seller is not participating in any investigation by any governmental authority or agency relating to the Contracts, billings, claims or business practices of the Division that could lead to criminal or civil penalties, and, to the knowledge of the Seller, the Division is not the subject of such an investigation. The Seller has not been and is not debarred or suspended by any governmental authority or agency from bidding for or obtaining any governmental contract, and no such process is pending or to the knowledge of the Seller threatened, which could result in the debarment or suspension of the Seller. No material portion of the business or operations of the Division is dependent upon the Seller's status as a "small company" under the Federal Acquisition Regulations. Set forth on Schedule 3.10(c) is a list of all approvals, clearances, permits, licenses, classifications and other authorizations the Seller has received in order to fulfill its obligations under the Contracts listed on Schedule 3.10(c).

         3.11. INTELLECTUAL PROPERTY. DISCLOSURE. Schedule 3.11(a) sets forth a complete and correct list of all Intellectual Property that is owned by the Seller and primarily related to, used or held for use in connection with, or necessary for the conduct of, the business or operations of the Division as currently conducted by the Seller (the "Owned Intellectual Property"), except for any Owned Intellectual Property that consists of (i) inventions, trade secrets, processes, formulae, know-how, designs, research and development, ideas, engineering notebooks, and confidential business and technical information and (ii) Intellectual Property that is not registered or subject to application for registration and that is not material to the business or operations of the Division.

         (b) TITLE. All of the Division Intellectual Property (as defined in
Section 1.1(h)) is owned by the Seller, except as set forth in Schedule 3.11(b). The Division Intellectual Property is valid, in full force and effect and Seller has not received any notice or claim that any of the Division Intellectual Property is invalid or unenforceable by it. The Seller has the exclusive right to use the Division Intellectual Property for the life thereof in connection with the business and operations of the Division free from any Liens (except for Permitted Liens incurred in the ordinary course of business) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Division Intellectual Property comprises all of the Intellectual Property necessary for the Buyer to conduct and operate the Division as now being operated by the Seller. Immediately after the Closing, the Buyer will own all of the Owned Intellectual Property and will have a right to use all other Division Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing.

         (c) LICENSING AND SIMILAR ARRANGEMENTS. Schedule 3.11(c) sets forth all written or oral agreements, arrangements and applicable laws (i) pursuant to which the Seller has licensed Division Intellectual Property to, or the use of Division Intellectual Property is otherwise permitted (through non- assertion, settlement or similar agreements or otherwise) with respect to, any other Person (including any of the Seller's Affiliates), and (ii) pursuant to which the Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements, arrangements or applicable laws set forth or required to be set forth in Schedule 3.11(c): (i) are in full force and effect and enforceable in accordance with their terms, and no default exists or is threatened thereunder by the Seller, or to the knowledge of the Seller after due inquiry, by any other Person, (ii) are free and clear of all Liens (except for Permitted Liens incurred in the ordinary course of business), and (iii) except as set forth in Schedule 3.11(c)(iii) do not contain any assignment, change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The Seller has delivered to the Buyer true and complete copies of all agreements and arrangements (including amendments) set forth on Schedule 3.11(c). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Division Financial Statements.

         (d) NO INFRINGEMENT. The conduct of the business and operations of the Division does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the knowledge of the Seller, none of the Division Intellectual Property is being infringed or otherwise used or available for use by any Person. Except as set forth in Schedule 3.11(d), the Seller has not taken or omitted to take any action which would have the effect of waiving any rights to the Division Intellectual Property, the waiver of which would have the effect of making the Buyer or its subsidiaries unable to operate the Division as currently operated by the Seller or of allowing any other Person to compete more effectively with the Buyer or its subsidiaries than it now does with the Seller.

         (e) NO INTELLECTUAL PROPERTY LITIGATION. No claim or demand of any Person has been made or, to the knowledge of the Seller, threatened, nor is there any Litigation that is pending or, to the knowledge of the Seller, threatened, that (i) challenges the rights of the Seller in respect of any Division Intellectual Property, (ii) asserts that the Seller is infringing or otherwise in conflict with, or is (except as set forth in Schedule 3.11(e)), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement set forth or required to be set forth in Schedule 3.11(e). None of the Division Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other governmental authority or agency, or has been the subject of any Litigation within the last ten years, whether or not resolved in favor of the Seller.

         (f) DUE REGISTRATION, ETC. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable law, and such registrations, filings, issuances and other actions remain in full force and effect, in each case, to the extent material to the business or operations of the Division. Except as set forth in Schedule 3.11(f), the Seller has taken all necessary actions to ensure full protection of the Division Intellectual Property (including reasonable and customary actions to maintain the secrecy of all confidential Intellectual Property) under any applicable law.

         (g) USE OF NAME AND MARK. Except as set forth in Schedule 3.11(g), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any governmental authority or agency on the Buyer's right to use the names and marks "General Eastern" and "General Eastern Instruments" in the conduct of the business or operations of the Division as presently carried on by the Seller or as such business or operations may be extended by the Buyer.

         (h) CALENDAR FUNCTION. All internally developed Software used in the business or operations of the Division, including, but not limited to, any Software used in the products and product test software products identified on
Schedule 3.11(h) and, to the knowledge of Seller, all other Software used in the business or operations of the Division, to the extent such Software is intended to process date/time data, is able to process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations when used in accordance with the applicable instructions and will be able to do so until December 31, 2077. With respect to the product test software products identified on Schedule 3.11(h), this warranty is subject to the assumption that all products (e.g., hardware, software and firmware) used in combination with such products properly exchange date data with the product test software products.

         (i) GOVERNMENT CONTRACTS. There are no agreements or arrangements to which the Seller is a party or under which the Seller has rights or obligations or any governmental contract or subcontract pursuant to which any governmental authority or agency is permitted to use the Owned Intellectual Property that gives rise to any right of any governmental authority or agency in the Owned Intellectual Property beyond "limited rights" with reference to technical data or "restricted rights" with reference to computer software within the meaning of the Federal Acquisition Regulations or the equivalent thereof under foreign applicable law, nor has any governmental authority or agency acquired any rights outside of any such agreements, arrangements or subcontracts as the result of providing any funding relating to the development of the Owned Intellectual Property directly or indirectly to the Seller.

         3.12 INSURANCE. Schedule 3.12 contains a complete and correct list of all insurance policies maintained by the Seller for the benefit of or in connection with the Assets or the business or operations of the Division. The Seller has delivered to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Seller has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the business or operations of the Division, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

         3.13 LITIGATION. Except as set forth on Schedule 3.13, there is no Litigation pending or, to the knowledge of the Seller, threatened by, against or affecting the Seller with respect to the properties or the business or operations of the Division or the Assets, that, individually or in the aggregate, will have or result in a Material Adverse Effect (in each case, if adversely determined, and without regard to whether the defense thereof or liability in respect thereof is covered by policies of insurance or any indemnity, contribution, cost sharing or similar agreement or arrangement by or with any other Person). There are no outstanding orders, judgments, decrees or injunctions issued by any governmental authority or agency against or affecting the Seller that will have or result in a Material Adverse Effect.

         3.14 COMPLIANCE WITH LAWS AND INSTRUMENTS; CONSENTS; GOVERNMENTAL CONTRACTS. (A) COMPLIANCE. Except as set forth on Schedule 3.14(a), (i) the Seller is not in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any law applicable to it or any of the properties, the Assets, or the business or operations of the Division, (y) any provision of its Organizational Documents, or (z) any Contract, or any other agreement or instrument to which it is party or by which it or any of the properties or assets of the Division is bound or affected, except in the case of the foregoing clauses (x) and (z) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, will not have or result in a Material Adverse Effect, and (ii) the Seller has not received any notice or has knowledge of any claim alleging any such conflict, violation, breach or default.

         (b) CONSENTS. (i) Except as specified in Schedule 3.14(b)(i), no governmental approval or other consent is required to be obtained or made by the Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for consents the failure of which to be made or obtained, individually and in the aggregate, will not have or result in a Material Adverse Effect or the ability of the Buyer, following the Closing, to continue to conduct the business or operations of the Division or to own or lease and to operate the Assets.

                  (ii) Schedule 3.14(b)(ii) contains a complete and correct list of all governmental permits and other authorizations necessary for, or otherwise material to, the conduct of the business or operations of the Division. Except as set forth in Schedule 3.14(b)(ii), all such governmental permits and other authorizations have been duly obtained and are held by the Seller and are in full force and effect. The Seller is in compliance with all governmental permits and other authorizations held by it, except for such failures so to comply that, individually and in the aggregate, will not have or result in a Material Adverse Effect. There is no Litigation pending or, to the knowledge of the Seller, threatened, that would result in the revocation, cancellation, suspension or modification or nonrenewal of any such governmental permit or other authorization; the Seller has not been notified that any such governmental permit or other authorization will be modified, suspended, cancelled modified or cannot be renewed in the ordinary course of business; and to the knowledge of the Seller, there is no reasonable basis for any such revocation, cancellation, suspension, modification or nonrenewal. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such governmental permit or other authorization, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof.

         (c) GOVERNMENTAL FILINGS. Each registration, report, statement, notice or other filing required to be filed by the Seller with the Commission or any other governmental authority or agency under the Exchange Act, the Securities Act or any other applicable law has been timely filed, and when filed complied and continues to comply with applicable law in all material respects. As of their respective dates, none of such registrations, reports, statements, notices or other filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.15 ENVIRONMENTAL MATTERS. (a) COMPLIANCE WITH ENVIRONMENTAL LAW. The Seller has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the Assets and the use and ownership thereof, and to the operation of the business of the Division. No material violation by the Seller has been or currently is being alleged of any applicable Environmental Law relating to any of the Assets or the use or ownership thereof, or to the operation of the business of the Division.

         (b) PERMITS. All Environmental Permits are identified in Schedule 3.15(b), and the Seller currently holds, and at all times has held, all such Environmental Permits necessary to the business or operations of the Division, and all such Environmental Permits shall be validly transferred to the Buyer on or prior to the Closing Date. The Seller has not been notified by any relevant governmental authority or agency that any Environmental Permit will be modified, suspended, cancelled or revoked, or cannot be renewed in the ordinary course of business.

         (c) OTHER ENVIRONMENTAL MATTERS. Neither the Seller nor to the knowledge of the Seller any other Person (including any tenant) has caused or taken any action that will result in, and the Seller is not subject to, any material liability or obligation on the part of the Seller, or the Buyer or any of its Affiliates, relating to (x) the environmental conditions on, under, or about the real property or other properties or assets owned, leased, operated or used by the Seller or any predecessor thereto at the present time or in the past in connection with, necessary for the conduct of, or otherwise material to, the business operations of the Division, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release or threatened Release of any Hazardous Materials.

         (ii) The Seller has disclosed and made available to the Buyer all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to the Seller relating to (x) the environmental conditions on, under or about the real property or other properties or assets owned, leased, operated or used by the Seller or any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by the Seller or any other Person on, under, about or from any of the real property, or otherwise in connection with the use or operation of any of the properties and assets of the Seller or its business in connection with, necessary for the conduct of, or otherwise material to, the business operations of the Division.

         (iii) None of the real property is, and the Seller nor any of its Affiliates has transported or arranged for transportation of any Hazardous Substances relating to the Assets or the real property to any location that is, listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

         (iv) No work, repair, construction or capital expenditure is required or planned in respect of the Assets pursuant to or to comply with any Environmental Law, nor has the Seller or its Affiliates received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material to the business or operations of the Division and is in the ordinary course of business.

         3.16 Affiliate Transactions. Except as set forth on Schedule 3.16, during the past three years the Seller has not, primarily in connection with its operation of the Division, directly or indirectly purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise, (i) any Person beneficially owning 10% or more of the common stock of the Seller (a "Major Stockholder") or (ii) any Person which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Seller. The Seller, in connection with its operation of the Division, does not owe any amount to, or has any contract with or commitment to, any Major Stockholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Seller in connection with its operation of the Division.

         3.17 Employees, Labor Matters, etc. Except as set forth on Schedule 3.17, the Seller is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Seller in connection with the Division. Since February 1995, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Seller in connection with the Division. Except as set forth on Schedule 3.17, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of the Seller in connection with the Division. The Seller has complied with all applicable laws pertaining to the employment or termination of employment of the employees employed in connection with the Division, including, without limitation, all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, will not result in any material liability or obligation on the part of the Seller or the Buyer or any of its Affiliates, or have or result in a Material Adverse Effect.

         3.18 Employee Benefit Plans and Related Matters; ERISA; Workers' Compensation. Employee Benefit Plans. Schedule 3.18(a) sets forth a complete and correct list of each "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of the Seller or the beneficiaries or dependents of any such employee or former employee in connection with the Division (collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Seller or any other trade or business, whether or not incorporated, which, together with the Seller is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code (such other trades and businesses hereinafter referred to as the "Related Persons"), or to which the Seller or any Related Person contributes or is or has been obligated or required to contribute (collectively, the "Plans"). With respect to each such Plan, the Seller has provided the Buyer complete and correct copies of such Plan, if written, or a description of such Plan, if not written. To the knowledge of the Seller, there are no claims pending or threatened for employees of the Division for workers' compensation benefits.

         (b) Qualification. Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status. None of the Assets are subject to any lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation.

         (c) Affirmative Action Plans. The Seller is in compliance with Executive Order 11246, as amended (the "Order") and the Office of Federal Contract Compliance Programs ("OFCCP") regulations implementing the Order.

         (d) Employment Agreements. Schedule 3.18(d) sets forth a complete and correct list of all employment, consulting, confidentiality, non-competition, severance, change of control, retention and termination agreements that have been entered into by the Seller and are primarily related to, used or held for use in connection with the employees, business or operations of the Division. All of the rights in and to the Division Employment Agreements (as defined in Section 1.1(o)) are owned by the Seller, except as set forth in Schedule 3.18(d). The Division Employment Agreements are valid, in full force and effect and Seller has not received any notice or claim that any of the Division Employment Agreements are invalid or unenforceable by it. Immediately after the Closing, the Buyer will own all of the rights in and to the Division Employment Agreements and will have a right to enforce all such agreements on the same terms and conditions as in effect prior to the Closing.

         3.19 Accounts Receivable. The Seller has delivered or caused to be delivered to the Buyer a complete and accurate aging of all accounts receivable of the Division as of the end of each monthly period since the date of the Division Balance Sheet. All accounts receivable reflected on the Division Balance Sheet or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Seller. The Seller has no knowledge of any facts or circumstances generally (except general economic conditions) which would result in any material increase in the uncollectability of such receivables in excess of the reserves therefor set forth on the Division Balance Sheet.

         3.20 No Guaranties. None of the obligations or liabilities of the Seller incurred in connection with its operation of the Division is guaranteed by or subject to a similar contingent obligation of any other person, firm or corporation, nor has the Seller guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other person, firm or corporation.

         3.21 Inventories. All inventories of raw materials, supplies, work in progress and finished goods of the Division are of good, usable and merchantable quality in all material respects, and, except as set forth in Schedule 3.21, do not include a material amount of obsolete or discontinued items except as fully and adequately reserved against as reflected in the Division Balance Sheet. Except as set forth in Schedule 3.21, (a) all such inventories are of such quality as to meet in all material respects the quality control standards of the Seller and any applicable governmental quality control standards, (b) all such finished goods are saleable as current inventories at the current prices of the Division in the ordinary course of business, (c) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with GAAP and (d) no write-down in any material inventory has been made or should have been made pursuant to GAAP during the past two years.

         3.22 Customers; Sales Representatives. Schedule 3.22(a) sets forth for each of the years ended April 1996 and 1997 (a) the names and addresses of the 20 largest customers of the Division based on the aggregate value of goods and services ordered from the Division by such customers during each such period and the amount for which each such customer was invoiced during each such period and
(b) sets forth for the 9-month period ended January 25, 1998, the names and addresses of the 20 largest customers of the Division and the amount for which each such customer was invoiced during such period. The Seller has not received any notice that any material customer of the Division (i) has ceased, or will cease, to use the products, goods or services of the Division, (ii) has materially reduced or will materially reduce, the use of products, goods or services of the Division or (iii) has sought, or is seeking, to materially reduce the price it will pay for products, goods or services of the Division, which cessations and reductions, either individually or in the aggregate, will have or result in a Material Adverse Effect. Notwithstanding, the foregoing, the Seller has granted two customers certain discounts as disclosed on Schedule 3.22(a).

         (b) Schedule 3.22(b) sets forth a complete and correct list of (a) each sales representative who is individually responsible for the account of any customer of the Division that ordered goods and services from the Division with an aggregate value of $100,000 or more during the nine-month period ended January 31, 1998 and (b) all sales representatives who collectively are responsible for the account of any customer of the Division that ordered goods and services from the Division with aggregate value of $75,000 or more during the nine-month period ended January 31, 1998 (collectively, the "Sales Representatives"), indicating with respect to each such Sales Representative the aggregate value of goods and services ordered from the Division by customers for whose accounts such Sales Representative was responsible.

         3.23 Suppliers; Raw Materials. Schedule 3.23 sets forth for the period since August 25, 1996 (which includes the nine-month period ending January 25, 1998) (a) the names and addresses of the 10 largest suppliers of the Division based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the Division from such suppliers during each such period and (b) the amount for which each such supplier invoiced the Division during each such period. Except as set forth in Schedule 3.6(h), the Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Division at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Division, subject to general and customary price increases.

         3.24 Products. (a) Warranties. The Seller has delivered to the Buyer complete and correct copies of the standard terms and conditions of sale or lease for each of the products or services of the Division (containing applicable guaranty, warranty and indemnity provisions). Except as required by law or as set forth on Schedule 3.24(a), no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Seller in connection with the Business is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

         (b) Product Liability. Except as set forth in Schedule 3.24(b), the Seller has no liability or obligation accrued, absolute, contingent or otherwise, and whether based on strict liability, negligence, breach of warranty, breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by, the Seller in connection with the business or operations of the Division, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons, (ii) is not otherwise fully and adequately reserved against as reflected in the Division Balance Sheet or (iii) will not otherwise be fully and adequately reserved against as reflected in the Closing Balance Sheet (as defined in Section 2.7).

         (c) Product Returns. To the knowledge of the Seller, based upon the Seller's historical rate of warranty returns, the products of the Seller sold prior to the Closing in connection with the business or operations of the Division and returned under warranty by any purchaser of such products to the Seller following the Closing shall not exceed in the aggregate, based on the cost to repair or replace such products, 0.5% percent of the aggregate gross sales of the Division during the 12-month period immediately preceding the Closing Date.

         3.25 Absence of Certain Business Practices. Neither the Seller nor any officer, employee or agent of Seller or the Division, or any other Person acting on their behalf, has, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business or operations of the Division (or assist the Seller in connection with any actual or proposed transaction relating to the Division) (i) which subjected or might have subjected the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had an adverse effect on the Assets or the business or operations of the Division, (iii) which if not continued in the future, might have an adverse effect on the Assets, the business or operations of the Division or the prospects of the Division or subject the Seller to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

         3.26 Territorial Restrictions. Except as set forth in Schedule 3.26, the Seller is not restricted by any written agreement or understanding with third parties from carrying on the business or operations of the Division anywhere in the world.

         3.27 Brokers, Finders, etc. All negotiations relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of the Seller in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against the Seller or the Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to the Seller upon consummation of the transactions contemplated hereby or thereby.

         3.28 No Other Warranties. Except for the representations and warranties set forth in this Agreement, the Ancillary Agreements or the certificates or other documents furnished by the Seller prior to or as of the Closing Date, the Seller hereby expressly disclaims all representations and warranties express or implied with respect to any and all of the Assets or the Assumed Liabilities, including any warranty of merchantability or fitness of any Asset for a particular purpose.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         4.1 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows; as of the date hereof and as of the Closing Date:

         4.2 Corporate Status; Authorization, etc. The Buyer is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements, the performance of the Buyer's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and on the Closing Date the Buyer will have duly executed and delivered the Ancillary Agreements. This Agreement constitutes each such Ancillary Agreement will constitute, the legal valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its respective terms.

         4.3 No Conflicts, etc. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws of the Buyer, (ii) any law applicable to the Buyer or any of its Affiliates or any of their respective properties or assets or (iii) any contract, agreement or other instrument applicable to the Buyer or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, will not have a Material Adverse Effect. Except as specified in Schedule 4.3, no governmental approval or other consent is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated thereby.

         4.4 Litigation. There is no action, claim, suit or proceeding pending, or to the Buyer's knowledge threatened, by or against or affecting the Buyer in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

         4.5 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.


                                    ARTICLE V
                               COVENANTS OF SELLER

         5.1 Conduct of Business. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, the Seller will:

                  (a) carry on the business and operations of the Division in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

                  (b) pay accounts payable and other obligations of the business and operations of the Division when they become due and payable in the ordinary course of business consistent with prior practice;

                  (c) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the business or operations of the Division or the Assets, and comply in all material respects with all laws applicable to it, the Assets or the business or operations of the Division;

                  (d) not enter into or assume any material agreement, contract or instrument relating to the business or operations of the Division, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

                  (e) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the business of the Division or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee;

                  (f) not transfer or grant any rights or licenses under, or enter into any settlement regarding the breach or infringement of, any license or any Division Intellectual Property, or modify any existing rights with respect thereto; and

                  (g) not take any action or omit to take any action, which action or omission would result in a breach of any of its representations and warranties set forth in Section 3.

         5.2 No Solicitation. During the term of this Agreement, neither the Seller, any of its Affiliates or any Person acting on their behalf shall (i) engage in any discussions, solicitations or enter into any agreements with respect to, the sale of all or any part of the business, operations or assets of the Division or (ii) furnish or cause to be furnished any information concerning the business, operations or assets of the Division to any Person (other than the Buyer and its agents and representatives), except that the Seller may receive unsolicited communications from third parties and inform any such third parties that the Seller cannot engage in any discussions regarding the business, operations or assets of the Division.

         5.3 Access and Information. So long as this Agreement remains in effect, the Seller will (and will cause each of its Affiliates and its and its Affiliates' accountants, counsel, consultants, employees and agents), upon reasonable notice, give the Buyer and its accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the business or operations of the Division, as the Buyer shall from time to time reasonably request. In addition, the Seller will permit the Buyer and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Seller during normal business hours as may be necessary or useful to the Buyer in its review of the properties, assets and business affairs of the Division and the above-mentioned documents, records and information. The Seller will keep the Buyer generally informed as to the affairs of the Division.

         (b) The Seller will, and will cause each of its Affiliates to, retain all books and records relating to the Division in accordance with the Seller's record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, the Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to the Buyer offering to surrender the same to the Buyer at the Buyer's expense.

         (c) The Seller shall take all steps necessary to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) with respect to the business and operations of the Division, including, but not limited to, the manufacturing or marketing of any of the products or services of the Division.

         5.4 Financial Statements. Until the Closing, on or before the tenth business day of each month, the Seller shall deliver to the Buyer unaudited consolidated financial statements of the business and operations of the Division as at and for the monthly period ending the last day of the preceding month, which shall include a balance sheet and statement of income. At the time that such financial statements are delivered to the Buyer, the Seller shall by such delivery be deemed to have made the representations and warranties to the Buyer set forth in Section 3.4 with respect to such financial statements.

         5.5 Public Announcements. The Buyer acknowledges that circumstances may arise where the Seller is advised by its financial advisors to make an announcement in respect of the transactions contemplated hereby, and on the execution of this Agreement, the Seller will be required to make a public announcement in respect of the transactions contemplated hereby. Except as required by applicable law or under the circumstances described in the prior sentence (in which case the Seller shall obtain the Buyer's prior written approval as to the form and wording of any such announcement), the Seller shall not, and shall not permit any Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer. The Seller hereby grants the Buyer the option, but not the obligation, to participate in any announcement or other communication with any employees of the Seller employed in the business or operations of the Division regarding the transactions contemplated hereby which is required to be made prior to the Closing.

         5.6 Further Actions. The Seller agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to bring about the satisfaction as soon as practicable of all the conditions contained in Article VIII. Without limiting the generality of the foregoing:

         (a) the Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable law in connection with this Agreement, the Ancillary Agreements, the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and thereby, including, but not limited to, filings pursuant to the HSR Act;

         (b) the Seller, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all consents (including, without limitation, all governmental approvals and any consents required under any Contract (including, but not limited to, those Contracts set forth on Schedule
3.10 and any Intellectual Property license)) necessary to be obtained by it in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the transactions contemplated hereby;

         (c) the Seller will, and will cause each of its Affiliates to, coordinate and cooperate with the Buyer in exchanging such information and supplying such assistance as may be reasonably requested by the Buyer in connection with the filings and other actions contemplated by Section 6.2;

         (d) the Seller will, as promptly as practicable, use its good faith reasonable efforts to obtain, or cause to be obtained from third parties, or enter into with the Buyer such agreements and other arrangements (including sublicenses and subleases) as are necessary or reasonably requested by Buyer to provide the benefits received by the Division under the Non-Transferred Contracts set forth on Schedule 5.6(d) to the Buyer on terms and conditions no less favorable than those in effect under the Non-Transferred Contracts prior to the Closing;

         (e) the Seller shall deliver to the Buyer a complete copy of Contract No. GS-24F-3034G, between the Seller, the Division and General Services Administration, effective February 1, 1997 through July 31, 1999, with all amendments thereto, including the amendments dated May 14, 1997 and November 12, 1997 ("the GSA Contract"); and

         (f) at all times prior to the Closing, the Seller shall promptly notify the Buyer in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Articles VII and VIII to be satisfied, promptly upon becoming aware of the same.

         5.7  Further Assurances.  Following the Closing, the
Seller shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

         5.8 Liability for Transfer Taxes. The Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless the Buyer against,
(a) all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements and (b) all property Taxes in respect of the Assets attributable to periods (or portions thereof) up to and including the Closing Date. The Seller shall prepare and timely file all Tax Returns required to filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that the Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Buyer under applicable law. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be withheld unreasonably.

         5.9 Certificates of Tax Authorities. On or before the Closing Date, the Seller shall provide to the Buyer copies of certificates from the appropriate taxing authority stating that no Taxes are due to any state or other taxing authority for which the Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Assets or the business or operations of the Division, provided that any failure to provide such certificates to the Buyer which is not the fault of the Seller shall not relieve the Buyer of its obligations to enter into and complete the Closing. If the Seller shall fail to provide such certificates, the Buyer shall withhold or, where appropriate, escrow such amount as necessary based upon the Buyer's reasonable estimate of the amount of such potential liability, or as determined by the appropriate taxing authority, to cover such Taxes until such time as certificates are provided.

         5.10 Use of Business Names and Marks. After the Closing, the Seller will not, directly or indirectly, use or do business, or allow any Affiliate to use or do business, or assist any third party in using or doing business, under the names and marks "General Eastern Instruments" and "General Eastern" (or any other name or mark confusingly similar to such names and marks).

         5.11 Environmental Assessment. The Buyer shall retain environmental consultants to conduct an environmental assessment of the real property and the other assets, equipment and facilities owned, leased, operated or used by the Seller in connection with the Division of a scope satisfactory to the Buyer. The costs of such environmental assessment shall be borne by the Buyer.

         5.12 Novation Agreements. Each of the Seller and the Buyer agree to use its reasonable efforts (including, without limitation, delivering all required documentation, legal opinions and financial statements and reports) to enter into novation agreements among the Seller, the government of the United States and the Buyer, substantially in the form set forth in the Federal Acquisitions Regulation as soon as practicable following the Closing.

         5.13 Bank Accounts. The Seller shall, and shall cause each of its Affiliates to, execute and deliver any instruments or documents and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to vest in the Buyer as of the Closing Date all right, title and interest in and to the cash and cash equivalent accounts of the Division as of the Closing Date.

         5.14 Insurance. In the event that, after the Closing, the Buyer or any of its Affiliates shall suffer any loss, arising out of a third party claim or otherwise, that the Buyer in good faith notifies the Seller would be covered by any insurance policy maintained by the Seller or any of its Affiliates for the benefit of the Division, the Seller shall, and shall cause each of its Affiliates to, present and diligently prosecute a claim for payment under such policy in respect of such loss, and pay to the Buyer the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss, subject to the provisions of this Section 5.14. The amount of proceeds of any such insurance claim to be paid over to the

Buyer shall be limited to the amount actually received by the Seller or its Affiliates from their respective insurers with respect to such claim (net of any self-insured retention amount, deductible amount, or other amount that the Seller or any of its Affiliates is required to reimburse its insurers under its contractual agreements with them, in each case with respect to such claim), minus the aggregate amount of all reasonable out-of-pocket expenses incurred by the Seller and its Affiliates in presenting and prosecuting such claim (to the extent not paid or reimbursed by its insurers). Nothing contained in this Section 5.14 shall require the Seller or any of its Affiliates to keep in force and effect after the Closing any insurance coverage in effect at the time of the Closing, provided that the Seller gives the Buyer 30 days advance notice of any cancellation or non-renewal and such cancellation is not made specifically to the insurance policies of the Seller relating to the Division.

         5.15 Phys-Chem Agreement. The Seller shall enforce its rights under Articles 8 and 12 of the Phys-Chem Asset Purchase Agreement, by and among the Seller, Phys-Chem Scientific Corp. and Stephen Weisskoff, dated as of June 25, 1997 (the "Phys-Chem Agreement") and take all actions as reasonably required to obtain the benefit of the Phys-Chem Agreement for the Buyer, including, but not limited to the delivery of indemnification proceeds, such that the Buyer obtains the benefit of the Phys-Chem Agreement as if it had been assigned to the Buyer.

         5.16 No Excluded Technology. The Seller hereby represents and warrants to the Buyer that the conduct of the business and operations of the Division immediately prior to the Closing Date does not use any proprietary or intellectual property rights of the Seller or its Affiliates except for the intellectual property and proprietary rights set forth on Schedule 3.11. To the extent that the Schedule 3.11 does not include any intellectual property or proprietary rights used by Seller in the operation of the business and operations of the Division immediately prior to the Closing Date, the Seller covenants that it shall not assert (and it shall cause its Affiliates not to assert) any of said rights against the Buyer, the Buyer's customers or any other person in the chain of title from such customers. The Buyer shall bear the burden of establishing that any intellectual property or proprietary rights not set forth on Schedule 3.11 were being used in the business or operations of the Division immediately prior to the Closing Date.


                                   ARTICLE VI
                               COVENANTS OF BUYER

         6.1 Public Announcements. The Seller acknowledges that circumstances may arise where the Buyer is advised by its financial advisors to make an announcement in respect of the transactions contemplated hereby, and on the execution of this Agreement, the Buyer will be required to make a public announcement in respect of the transactions contemplated hereby. Prior to the Closing, except as required by applicable law or in accordance with the rules of the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited, as in effect from time to time or under the circumstances described in the prior sentence (in which case the Buyer shall obtain the Seller's prior approval as to the form and wording of any such announcement), the Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Seller.

         6.2 Further Actions. The Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

         (b) The Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Buyer pursuant to applicable law in connection with this Agreement, the Ancillary Agreements, the Buyer's acquisition of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and thereby, including, but not limited to, filings pursuant to the HSR Act.

         (c) The Buyer will coordinate and cooperate with the Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Seller in connection with the filings and other actions contemplated by Section 5.6.

         (d) At all times prior to the Closing, the Buyer shall promptly notify the Seller in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Articles VII and IX to be satisfied, promptly upon becoming aware of the same.

         (e) The Buyer shall use good faith reasonable efforts to assist the Seller in its obligations under Section 8.2(ii).

         6.3 Further Assurances. Following the Closing, the Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and in the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

         6.4 Use of Business Names and Marks by the Buyer. To the extent the trademarks, service marks, brand names or trade, corporate or business names of the Seller or of any of its Affiliates or divisions (other than the Division) are used by the Division on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials ("Marked Materials") or appear on Inventory at the Closing, the Buyer may use such Marked Materials or sell such Inventory after the Closing for a period of one year without altering or modifying such Marked Materials or Inventory, or removing such trademarks, service marks, brand names, or trade, corporate or business names, but the Buyer shall not thereafter use such trademarks, service marks, brand names or trade, corporate or business names in any other manner without the prior written consent of the Seller.


                                   ARTICLE VII
                              CONDITIONS PRECEDENT
                          TO OBLIGATIONS OF EACH PARTY

         The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

         7.1 HSR Act Notification. In respect of the notifications of the Buyer and the Seller pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.

         7.2 No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other governmental authority or agency. No court or other governmental authority or agency shall have determined any applicable law to make illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements, and no proceeding with respect to the application of any such applicable law to such effect shall be pending.




                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

         The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which the Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

         8.1 Representations, Performance. The representations and warranties of the Seller contained in this Agreement and in the Ancillary Agreements (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

         8.2 Consents. The Seller shall have obtained and shall have delivered to the Buyer copies of (i) all governmental approvals required to be obtained by the Seller in connection with the execution and delivery of the this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby and (ii) all consents (including, without limitation, all consents required under any Contract (including, but not limited to, those Contracts set forth in Schedule 3.10 and any Intellectual Property license) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby and by the Ancillary Agreements.

         8.3 No Material Adverse Effect. Except as set forth in Schedule 3.6, no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of the Division Balance Sheet that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

         8.4 Ancillary Agreements. The Seller or one of its Affiliates, as the case may be, shall have entered into each of the following agreements with the
Buyer:

                  (a) Non-Competition Agreement, substantially in the form attached hereto as Exhibit B (the "Seller Non-Competition Agreement");

                  (b) an Employment and Non-Competition Agreement, in substance and form reasonably satisfactory to the Buyer, pursuant to which James Schleckser agrees to enter into the employment of the Buyer;

                  (c) the Escrow Agreement (as defined in Section 2.2(b)), in substance and form reasonably satisfactory to the Buyer and the Seller; and

                  (d) a Transitional Services Agreement, in substance and form reasonably satisfactory to the Buyer and the Seller.

         8.5 Subsequent Monthly Financial Statements. The Buyer shall have received the monthly financial statements referred to in Section 5.4. Except as set forth in Schedule 8.5, such financial statements shall (a) contain no liabilities in excess of $50,000 in the aggregate different in kind or in scope from the liabilities set forth in the Division Balance Sheet, (b) confirm and be consistent with the information concerning the business and operations of the Division (including the projected results of operations) previously provided to the Buyer by the Seller prior to the date hereof and (c) otherwise be satisfactory to the Buyer.

         8.6 Opinion of Counsel. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Bingham Dana LLP, counsel to the Seller, in substance and form reasonably satisfactory to the Buyer.

         8.7 Corporate Proceedings. All corporate and other proceedings of the Seller in connection with the this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         8.8 Transfer Documents. The Seller shall have delivered to the Buyer at the Closing all documents, certificates and agreements necessary to transfer to the Buyer good and marketable title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

                  (a) bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to the Buyer, dated the Closing Date, with respect to the Assets (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 8.8);

                  (b) assignments of all Contracts, Intellectual Property and any other agreements and instruments constituting the Assets, dated the Closing Date, assigning to the Buyer all of the Seller's right, title and interest therein and thereto, with any required consent endorsed thereon;

                  (c) an assignment of lease, dated as of the Closing Date, with respect to each Lease, together with any necessary transfer declarations or other filings; and

                  (d) certificates of title to all motor vehicles included in the Assets to be transferred to the Buyer hereunder, duly endorsed for transfer to the Buyer as of the Closing Date.

         8.9 Environmental Assessment. The Buyer shall have received the environmental assessment referred to in Section 5.11 and such environmental assessment shall be in form and substance satisfactory to the Buyer.

         8.10 Consents and Estoppels. The Buyer shall have received consents from the lessor of each Lease listed on Schedule 3.9(b) to the assignment of such Lease to the Buyer. The Buyer shall also have received estoppel certificates addressed to the Buyer from the lessor of each Lease, dated within 30 days of the Closing Date, identifying the Lease documents and any amendments thereto, stating that the Lease is in full force and effect and, to the best knowledge of the lessor, that the tenant is not in default under the Lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the Lease and containing any other information reasonably requested by the Buyer.

         8.11 FIRPTA Certificate. The Buyer shall have received a certificate of the Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of the Seller and stating that the Seller is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder.

         8.12 Releases and Reassignments. (a) Intellectual Property. The Seller shall have delivered to the Buyer executed copies of any and all releases, terminations of security interests, assignments, reassignments, powers of attorney and any other documents and instruments necessary to release any and all security interests in, terminate any collateral assignments of, or reassign to the Seller any Intellectual Property included in Assets, file stamped to show receipt by the United States Patent and Trademark Office or other appropriate governmental authority.

         (b) Financing Statements. The Seller shall have delivered to the Buyer releases or terminations under the Uniform Commercial Code and any other applicable federal, state or local statutes or regulations of any financing statements or similar filings filed against any of the Assets (including, without limitation, any Liens asserted by any governmental authority with respect to Taxes) except for UCC-1 financing statements filed by lessors with respect to equipment leases listed on Schedule 3.10(a).

         8.13 Corporate Proceedings of Buyer. This Agreement and the transactions contemplated hereby shall have been approved by all necessary corporate proceedings of the Buyer.

         8.14 Non-Transferred Contracts. The Seller shall have obtained, or caused to be obtained from third parties, or entered into with the Buyer such agreements and other arrangements (including sublicenses and subleases) as are necessary or reasonably requested by Buyer to provide the benefits received by the Division under the Non-Transferred Contracts to the Buyer on terms and conditions no less favorable than those in effect under the Non-Transferred Contracts prior to the Closing.

         8.15 Suppliers. The Buyer shall be satisfied that relationships with certain key suppliers to be identified during due diligence are satisfactory and will be available on a continuing basis.

         8.16 GSA Contract. The Buyer shall have received a complete copy of and be reasonably satisfied with the terms and conditions of the GSA Contract to be provided by the Seller pursuant to Section 5.6(e).

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Seller), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled.

         9.1 Representations, Performance, etc. The representations and warranties of the Buyer contained in this Agreement and the Ancillary Agreements
(i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required this Agreement and the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

         9.2 Assumption Agreement. The Seller shall have received from the Buyer the Assumption Agreement (as defined in Section 2.4(b)).

         9.3 Opinion of Counsel. The Seller shall have received an opinion, addressed to it and dated the Closing Date, of Debevoise & Plimpton, special counsel for the Buyer, in form and substance reasonably satisfactory to the Seller.

         9.4 HSR Approval. The Seller shall have obtained notification that the waiting period, or any extensions thereof, under the HSR Act have expired or been terminated.

         9.5 Ancillary Agreements. The Buyer shall have entered into each of the Ancillary Agreements.

         9.6 Environmental Assessment. The Seller shall have received the environmental assessment referred to in Section 5.11 and such environmental assessment shall be in form and substance satisfactory to the Seller.


                                    ARTICLE X
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         10.1 Employment of the Seller's Employees. Effective as of the Closing Date, Buyer shall offer employment to those employees selected by Buyer who are employed by Seller principally in the operation of the Division. Such offers of employment shall be at wage or salary levels that are substantially equivalent to the total base salary compensation or hourly rates applicable to such employees immediately prior to the Closing Date. For a period of one year immediately following the Closing Date, the Buyer shall continue to provide to the Transferred Employees (as defined below) employee benefits which in the aggregate provide benefits that are substantially similar to those employee benefits provided to them under the Plans as of the Closing Date, provided that the aggregate cost of such benefits is reasonable as determined by Buyer, taking into account Seller's aggregate cost of providing such benefits to the Employees. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "Transferred Employees". Effective as of the Closing Date, the Buyer shall assume the liability of the Seller in respect of the Transferred Employees for accrued but unpaid salaries, wages, vacation and sick pay and fiscal 1998 incentive compensation (including, but not limited to the Division's Management Bonus Plan), but only to the extent such liability is properly reflected on the Closing Balance Sheet (as defined in Section 2.7). Notwithstanding anything else to the contrary, the Seller shall remain responsible for payment of any and all retention, change in control, severance or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. With respect to the Division's Management Bonus Plan, the Buyer shall pay bonuses equal to the total amount set forth as "Total Bonus Payment" in Schedule 10.1(a).

         (b) The Seller will, and will cause each of its Affiliates to, use all reasonable efforts to cause the employees employed in the business and operations of the Division to make available their employment services to the Buyer. For a period of two years from the Closing Date, the Seller will not, and will not permit any of its Affiliates to, solicit, offer to employ or retain the services of or otherwise interfere with the relationship of the Buyer with any Person employed by or otherwise engaged to perform services for the Buyer in connection with the operation of the Division.

         (c) Neither the Buyer nor any of its Affiliates shall have any Benefit Liability with respect to any Employee (as defined in Section 3.18(a)) or Plan (as defined in Section 3.18(a)) or any claim thereof or related thereto except to the extent expressly provided in this Article X with respect to the Transferred Employees. From and after the Closing, the Seller shall remain solely responsible for any and all Benefit Liabilities in respect of the Employees, including the Transferred Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment of any such Employee by the Seller (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of the Seller or (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation), except, in any such case, to the extent any such Benefit Liability is (x) specifically assumed by Buyer pursuant to this Article X or (y) reflected on the Closing Balance Sheet.

         10.2 Welfare and Fringe Benefit Plans. From and after the Closing Date, the Seller shall remain solely responsible for any and all Benefit Liabilities to or in respect of the Transferred Employees or their beneficiaries or dependents based upon the occurrence of any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (excluding claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).

         (b) From and after the Closing Date, the Seller shall remain solely responsible for any and all Benefit Liabilities relating to or arising in connection with the requirements of section 4980B of the Code to provide continuation of health care coverage under any Plan in respect of (A) Employees, other than the Transferred Employees and their covered dependents, and (B) to the extent related to a qualifying event occurring on or before the Closing Date, Transferred Employees and their covered dependents.

         10.3 Workers' Compensation. From and after the Closing Date, the Seller shall remain solely responsible for any and all Benefit Liabilities to or in respect of any Employee relating to or arising in connection with any and all claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date, except for Benefit Liabilities relating to or arising in connection with the reinstatement rights of any such Employee and the reinjury by any Transferred Employee of an injury which occurred while such Transferred Employee was employed by Seller.

         10.4 Employment Taxes. The Seller will, and the Buyer will (i) treat the Buyer as a "successor employer" and the Seller as a "predecessor," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees who are employed by the Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

         (b) At the request of the Buyer with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, the Seller will and the Buyer will (i) treat the Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees who are employed by the Buyer and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.


                                   ARTICLE XI
                                   TERMINATION

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the written agreement of the Buyer and the Seller;

                  (b) by the Seller or the Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time on April 6, 1998, unless such date shall be extended by the mutual written consent of the Seller and the Buyer;


                  (c) by the Buyer by written notice to the Seller if (i) the representations and warranties of the Seller shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) if any of the conditions set forth in Articles VII or VIII shall not have been fulfilled by 5:00 p.m. New York City time on April 6, 1998, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

                  (d) by the Seller by written notice to the Buyer if (i) the representations and warranties of the Buyer shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) if any of the conditions set forth in Articles VII or IX shall not have been fulfilled by 5:00 p.m. New York City time on April 6, 1998 unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

         11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 11.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for the Confidentiality Agreement, as specified in Sections 12.2 and 12.4 and except for any liability resulting from such party's breach of this Agreement.


                                   ARTICLE XII
                           DEFINITIONS, MISCELLANEOUS

         12.1 Definition of Certain Terms. The terms defined in this Section 12.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

         Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

         Agreement:  this Asset Purchase Agreement, including the
Schedules hereto.

         Ancillary Agreements: the agreements and other documents and instruments described in Section 8.4.

         Assumed Liabilities:  as defined in Section 2.4.

         Assumption Agreement:  as defined in Section 2.4(b).

         Audited Financial Statements: the consolidated financial statements of the Seller as at and for the 12-month period ended April 27, 1997, together with reports on such year-end statements by Grant Thorton LLP, the Seller's independent public accountants, including a balance sheet, a statement of income, a statement of stockholders' equity and a statement of cash flow, and accompanying notes.

         Benefit Liabilities: liabilities, obligations, commitments, costs and expenses, including reasonable fees and disbursements of attorneys and other advisors, including any such expenses incurred in connection with the enforcement of any applicable provision of this Agreement.

         Buyer: as defined in the first paragraph of this Agreement.

         CERCLA:  the Comprehensive Environmental Response,
Compensation and Liability Act, as amended, 42 U.S.C. s. 9601 et seq.

         Closing:  as defined in Section 2.1.

         Closing Balance Sheet:  as defined in Section 2.7(a).

         Closing Date:  as defined in Section 2.1.

         Code:  the Internal Revenue Code of 1986, as amended.

         Confidentiality Agreement: the Confidentiality Agreement, dated as of February 3, 1998, between High Voltage Engineering
Corporation and Bowthorpe plc.

         Contracts: contracts, arrangements, licenses, leases and other agreements.



         Division: as defined in the first WHEREAS clause of this Agreement.

         Division Balance Sheet: the unaudited balance sheet of the Division as of December 27, 1997 contained in the Division
Financial Statements.

         Division Financial Statements: the unaudited financial statements of the Division as at and for the 8-month period ended December 27, 1997, including a balance sheet and a statement of income.

         Division Intellectual Property:  as defined in Section
1.1(h).

         $ or dollars:  lawful money of the United States.

         Escrow Agreement:  as defined in Section 2.2(b).

         Employee:  as defined in Section 3.18.

         Environmental Laws: all applicable laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

         Environmental Liabilities and Costs: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Division, Real Property or Leases or any other real properties, assets, equipment or facilities, by the Seller, or any of their predecessors or Affiliates; (ii) the environmental conditions existing on the Closing Date on, under, above, or about any Real Property or property subject to Leases or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by the Seller, or any of their predecessors or Affiliates; and (iii) expenditures necessary to cause any Real Property or any aspect of the business of the Division to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any Real Property.

         Environmental Permits: any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to the Seller necessary for the conduct of the business of the Division as currently conducted or previously conducted under any Environmental Law.

         ERISA:  the Employee Retirement Income Security Act of
1974, as amended.

         Excluded Assets:  as defined in Section 1.2.

         Excluded Liabilities:  as defined in Section 2.5.

         GAAP: generally accepted accounting principles as in effect in the United States.

         Hazardous Substances: any material or substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum- derived substances or wastes, radon gas or related materials (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

         HSR Act:  the Hart-Scott-Rodino Anti-trust Improvements
Act of 1976, as amended.

         Intellectual Property: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, research and development, ideas, engineering notebooks, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) mask work and other semiconductor chip rights and registrations thereof; (f) intellectual property rights similar to any of the foregoing; (g) Software, firmware; (h) copies and tangible embodiments thereof (in whatever form or medium, including electronic media) and (i) licenses of any of the foregoing.

         IRS:  the Internal Revenue Service.

         knowledge: means, with respect to the Seller, actual knowledge after due inquiry of a particular fact or other matter by Laurence Levy, James Schleckser, Joseph McHugh, Philip Feeley and Chris Krstanovic.

         Leased Real Property: means all interests leased pursuant to the Leases.

         Leases: means the real property leases, subleases, licenses and occupancy agreements pursuant to which the Seller or any Subsidiary is the lessee, sublessee, licensee or occupant other than real property leases, subleases, licenses and occupancy agreements included in Excluded Assets.

         Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

         Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results of operations, prospects, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Division, or that will materially impair the ability of the party to perform its obligations under this Agreement or the Ancillary Agreements.

         Non-Transferred Contracts: Contracts between (a) the Seller and third parties that will not be assigned to the Buyer at the Closing and (b) the Division and third parties that are non-transferrable or non-assignable.

         Organizational Documents: as to any Person, its certificate of incorporation or articles of incorporation, by-laws and other organizational documents.


         Owned Intellectual Property:  as defined in Section
3.11(a).

         Permitted Liens: (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Seller in accordance with GAAP, or (ii) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Division or materially interfere with the use thereof as currently used or contemplated to be used or otherwise.

         Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

         Plans:  as defined in Section 3.18.

         Purchase Price Escrow Deposit:  as defined in Section
2.2(c).

         Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

         Seller: as defined in the first WHEREAS clause of this Agreement.

         Seller Non-Competition Agreement:  as defined in Section
8.4(a).

         Software: all computer software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items) and computer applications and operating programs.

         Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

         Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

         Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Treasury Regulations: the regulations prescribed pursuant to the Code.

         12.2 Indemnification. (a) By Seller. The Seller covenants and agrees to defend, indemnify and hold harmless the Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                  (i) any inaccuracy of any representation or warranty made by the Seller herein or under any Ancillary Agreement or document or certificate delivered in connection herewith or therewith;

                  (ii) any failure of the Seller to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or of any Ancillary Agreement;

                  (iii) any Excluded Liabilities (as defined in Section 2.5) or Excluded Assets (as defined in Section 1.2);

                  (iv)  any and all Taxes of the Seller and all
         Affiliates;

                  (v) any and all Benefit Liabilities in respect of Employees except, with respect to Transferred Employees, to the extent assumed by the Buyer pursuant to Article X;

                  (vi) all Environmental Liabilities and Costs arising out of the business or operations of the Division prior to the Closing Date or relating to the Excluded Assets including, without limitation, liabilities or remedial costs incurred in connection with implementation of corrective measures recommended under the environmental assessment conducted pursuant to Section 5.11;

                  (vii) any product liability claim with respect to products manufactured or sold or events occurring prior to the Closing;

                  (viii) any failure of the Seller to comply with applicable bulk sales laws (in consideration of which indemnification obligation the Buyer hereby waives compliance by the Seller with any applicable bulk sales laws);

                  (ix) any failure by the Seller to obtain, or cause to be obtained for the Buyer, the benefits received by the Division prior to the Closing under the Non-Transferred Contracts; and

                  (x) any violation, breach or event of default or alleged breach, violation, breach or event of default, of the Seller of the Sublicense Agreement between Energy Controls Inc. and the Division, dated June 29, 1994 and modified on May 1, 1996 (the "Sublicense"), provided, however, that the Seller's indemnification obligation with respect to this subsection (x) shall not apply in the extent the Buyer fails to use commercially reasonable efforts to promote, market and sell Licensed Products as defined in Section 1.7 of the Sublicense) and fulfill the market demands for Licensed Products.

         (b) By the Buyer. The Buyer covenants and agrees to defend, indemnify and hold harmless the Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Seller Indemnities") from and against any and all Losses resulting from or arising out of:

                  (i) any inaccuracy in any representation or warranty by the Buyer made or contained in this Agreement or any Ancillary Agreement or in connection herewith or therewith; or

                  (ii) any failure of Buyer to perform any covenant or agreement made or contained in this Agreement or any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof;

                  (iii)  the Assumed Liabilities;

                  (iv) the use by the Buyer of any tradenames of the Seller or trademarks after the Closing Date as contemplated by Section 6.4; and

                  (v) the operation of the Division by the Buyer or the Buyer's ownership, operation or use of the Assets following the Closing Date,

except to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which the Seller is required to indemnify the Buyer Indemnities under Section 12.2(a).

         (c) Effect of Indemnification. The provisions of this Section 12.2 shall in no way limit, supersede or otherwise affect the rights of any party under Section 2.7, and nothing contained in Section 2.7 relating to an adjustment to the Purchase Price shall limit, supersede or otherwise affect the rights of any party under this Section 12.2; provided, that no party shall be entitled to be compensated more than once for the same Loss.

         (d) Limitations on Indemnity Obligation. Notwithstanding anything in this Section 12.2 to the contrary, to the extent indemnification is sought under
Section 12.2(a)(i) or 12.2(b)(i), the Seller or the Buyer, as the case may be, shall be required to provide indemnification only at such time as the aggregate amount of Losses arising under Section 12.2(a)(i) or 12.2(b)(i), as the case may be, exceeds $100,000, in which event the Indemnifying Party shall indemnify for the full amount of Losses, without regard to such $100,000 limitation, up to a maximum of $13,500,000, provided, however, that the Seller or the Buyer, as the case may be, shall be required to provide indemnification for Losses resulting from or arising out of a breach of any representation or warranty contained in
Section 3.7 without regard to such $100,000 limitation and Sections 3.7, 3.9(f) and 10.4 or any other Losses under Sections 12.2(a) or 12.2(b) without regard to such $13,500,000 cap, provided further, that the Seller's obligation to provide indemnification for Losses shall be net of any insurance proceeds paid to and actually realized by the Indemnified Party minus any related costs and expenses, including, without limitation, the cost of pursuing any related insurance claims and the cost of any corresponding increases in insurance premiums or other chargebacks.

         (e) Indemnification Procedures. (i) Third Party Claims. In the case of any claim asserted by a third party against, or commencement of any action by a third party reasonably believed to give rise to a claim for indemnification from, a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
(iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the

Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, (such consent not to be unreasonably withheld) no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this
Section 12.2 and the records of each shall be available to the other with respect to such defense.

         (ii) Other Claims. In the event an Indemnified Party obtains knowledge that it has sustained any Loss not involving a third party claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, notice shall be given by the Indemnified Party to the Indemnifying Party promptly setting forth in reasonable detail such claim or action, provided that the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 12.2, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 12.2 and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 12.10.

         (f) Time Limitation. All claims for indemnification under clause (i) of the first sentence of Section 12.2(a) or clause (i) of the first sentence of
Section 12.2(b) must be asserted within 15 days of the termination of the respective survival periods set forth in Section 12.3.

         (g) Tax Treatment of Indemnity Payments. The parties agree to treat any indemnity payment made pursuant to Section 12.2(a) or 12.2(b) as an adjustment to the Initial Purchase Price for all Tax purposes unless otherwise required by law.

         12.3 Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

                  (a) except as set forth in clauses (b) and (c) below, the representations and warranties contained in Articles III and IV shall survive for a period of 18 months following the Closing Date.

                  (b) the representations and warranties contained in Section
         3.15 shall survive for a period of three years following the Closing Date.

                  (c) the representations and warranties contained in Sections 3.8(a), 3.9(a) and (h) shall survive without limitation;

                  (d) the representations and warranties of the Seller contained in Sections 3.7, 3.9(f) and 3.18 and Article X shall survive as to any Tax or ERISA matter covered by such representations and warranties for 15 days following the expiration of the applicable statute of limitations for such Tax or ERISA matter; and

                  (e) notwithstanding anything in this Agreement to the contrary, to the extent that a claim is brought within the time period specified in Section 12.3, the representations and warranties which underlie such claim will survive solely with respect to such claim until the final resolution of such claim pursuant to Section 12.3.

         12.4 Expenses. Except as provided in Section 5.8 and 2.7(d), the Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

         12.5 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         12.6 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

         (i)      if to the Buyer to,

                           GEI Acquisition Inc.
                           c/o Tempo Instruments, Inc.
                           87 Modular Avenue
                           Commack, New York 11725
                           Attention:  John Knox

                           with a copy to:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York 10022
                           Attention:  Margaret A. Davenport

         (ii)     if to the Seller,

                           High Voltage Engineering Corporation
                           401 Edgewater Place
                           Suite 680
                           Wakefield, Massachusetts 01880
                           Attention:  Joseph W. McHugh, Jr.

                           with a copy to:

                           Bingham Dana LLP
                           150 Federal Street
                           Boston, MA  02110
                           Attention:  Michael P. O'Brien, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

         All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

         12.7 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         12.8 Entire Agreement. This Agreement (including the Schedules hereto) and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         12.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         12.10 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. The Buyer and the Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York State or Federal court. The Buyer and the Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.6, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         12.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

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         12.12 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that the Buyer may assign this Agreement to any Subsidiary of the Buyer or to any lender to the Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided, further, that no assignment to any such lender shall in any way affect the Buyer's obligations or liabilities under this Agreement.

         12.13 No Third Party Beneficiaries. Except as provided in Section 12.2 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

         12.14 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first above written.

                                    GEI ACQUISITION INC.



                                    By:  /s/ L. John Knox
                                        ---------------------------
                                        Name:   L. John Knox
                                        Title:  President


                                    HIGH VOLTAGE ENGINEERING CORPORATION



                                    By:  /s/ Laurence S. Levy
                                        ---------------------------
                                        Name:  Laurence S. Levy
                                        Title: Chief Executive Officer

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